SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12

CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

METROPOLITAN CAPITAL ADVISORS, INC.

BEDFORD FALLS INVESTORS, L.P.

METROPOLITAN SPV, L.P.

METROPOLITAN SPV GP, L.L.C.

METROPOLITAN CAPITAL ADVISORS, L.P.

METROPOLITAN CAPITAL PARTNERS II, L.P.

KJ ADVISORS, INC.

METROPOLITAN CAPITAL ADVISORS INTERNATIONAL LIMITED

METROPOLITAN CAPITAL PARTNERS III, L.P.

METROPOLITAN CAPITAL III, INC.

METROPOLITAN CAPITAL ADVISORS SELECT FUND, L.P.

METROPOLITAN CAPITAL SELECT, L.L.C.

JEFFREY E. SCHWARZ

KAREN FINERMAN

ERIC J. NESTLER

ALFRED J. NOVAK

ARTHUR L. ROSENTHAL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE COMMITTEE FOR CONCERNED CYBERONICS, INC. SHAREHOLDERS

660 Madison Avenue, 20th Floor, New York, NY 10021

January 23, 2007

ISS AND GLASS LEWIS RECOMMEND SUPPORT FOR COMMITTEE NOMINEES

Dear Fellow Cyberonics, Inc. Shareholder:

Metropolitan Capital Advisors and The Committee For Concerned Cyberonics, Inc. Shareholders are gratified that Institutional Shareholder Services Inc. and Glass Lewis & Co., two leading independent providers of voting and corporate governance services, agree with us that change is needed in the Cyberonics boardroom, and have recommended that you vote FOR Committee nominees on the GOLD proxy card.

Please vote FOR our nominees by signing, dating and returning a GOLD proxy card today!

As important as these recommendations themselves, are the reasons given for the recommendations, which echo what we have been saying since we began soliciting proxies for the upcoming February 1, 2007 Annual Meeting of Cyberonics shareholders.

In recommending that shareholders vote on the GOLD card for our nominees Dr. Arthur J. Rosenthal and Mr. Jeffrey E. Schwarz, ISS stated:1

•	“we believe based on the nature of [Cyberonics’] stock option grant practices, that there exists the need for additional oversight of the board”;

•	“the non-election of [incumbent Cyberonics director] Kevin Moore is a violation of the basic shareholders’ right to elect directors to the board . . . [which] is compounded by the fact that this unelected [incumbent] director served on key board committees”;

•	“we believe that additional oversight and a fresh perspective would enhance the quality of governance [at Cyberonics]”; and

•	“given Cyberonics’ corporate governance issues, ISS believes that [Cyberonics] could benefit from greater oversight by inclusion of new independent directors.”

In recommending that shareholders vote on the GOLD card FOR all three of our nominees, Glass Lewis noted:2

•	“the lack of oversight by the [incumbent Cyberonics] board of directors has, in our opinion, introduced a significant level of risk to the Company’s shares”;

•	“Glass Lewis feels executives and directors who either benefited from backdated options or authorized the practice have breached their fiduciary responsibility to shareholders”;

•	“we believe [members of the audit committee who served during the time options were backdated] have failed in their oversight responsibilities of ensuring the integrity of the financial reports filed by the company”;

•	“[Cyberonics] paid more compensation to its top executives but performed significantly worse than its peers . . . received an F grade in the Glass Lewis Pay-for Performance model . . . [and] in our opinion, the members of the compensation committee have not fulfilled their duties [of reviewing all aspects of the compensation program for the Company’s executive officers]”;

•	“the board of Cyberonics could benefit from the participation of a fresh perspective”;

[1]	Institutional Shareholder Services Inc. “US Proxy Advisory Services” published January 22, 2007. Permission to reprint the quoted statements was neither sought nor obtained.
[2]	Glass Lewis & Co. “Proxy Paper” published January 22, 2007. Permission to reprint the quoted statements was neither sought nor obtained.

•	“the recent effort of the board to remove the CEO and CFO of the Company in light of its troubles . . . [is] . . . too little, too late”; and

•	“in our review of the backgrounds and qualifications of the [Committee’s] nominees, we believe that all three nominees could bring valuable perspective and experience to the [Cyberonics] board at a point in time when it is needed most.”

We believe Cyberonics is at a critical crossroads, and that electing our nominees at the Annual Meeting is an important first step towards long overdue change. Apparently, Glass Lewis and ISS agree with us.

ACTIONS SPEAK LOUDER THAN WORDS

Ask yourselves whether the incumbent Directors deserve your vote, in light of:

➢	Persistent poor stock performance and significant diminution in shareholder value;

➢	Repeated failure to meet guidance and loss of credibility in the investment community;

➢	The options back-dating scandal and ongoing SEC and U.S. attorney investigations; and

➢	Pervasive corporate governance failings.

We believe the incumbent Directors should be ashamed of this record, and that the current state of affairs proves why change is needed in the Cyberonics boardroom. We hope that you, like the members of the Committee, believe that “ENOUGH IS ENOUGH.”

OUR NOMINEES

Our nominees have extensive relevant operational and financial expertise, and if elected we believe they will be effective catalysts for change.

•	Alfred J. Novak is an experienced med-tech industry executive. We believe his broad medical device experience and financial acumen will be invaluable in the Cyberonics Boardroom.

•	Arthur J. Rosenthal is a former Senior Vice President and Chief Scientific Officer at Boston Scientific Corporation, where he was in charge of research and development, as well as being responsible for technical integration and due diligence for mergers and acquisitions, as part of the management team. Dr. Rosenthal’s career spans 33 years in senior management and executive positions at major medical device companies. We believe his many years of experience at three of the world’s largest med-tech companies leaves him well prepared to make important contributions to Cyberonics as a member of the Board.

•	Jeffrey E. Schwarz is the co-founder and CEO of Metropolitan Capital Advisors. We believe his business background will be an important asset in the Cyberonics boardroom and that he will be a forceful advocate for the adoption of best practices of corporate governance and maximizing shareholder value.

THE TIME FOR ACTION IS NOW

If you have had ENOUGH of the status quo and favor change, please vote FOR our three nominees by signing, dating and returning the GOLD proxy card today.

Thank you for your support,

The Committee for Concerned Cyberonics, Inc. Shareholders

If you need copies of our proxy statement or assistance voting your Cyberonics shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at (888) 887-0082 (banks and brokerage firms call collect to (212) 269-5550).

The Committee filed a definitive proxy statement with the SEC on January 4, 2007 which contains important information you should read. The proxy statement, and any related filings made by The Committee in connection with soliciting proxies for the 2006 Annual Meeting of Cyberonics shareholders, can be obtained without charge at the SEC’s website at www.sec.gov.

The following press release was issued on January 23, 2007 by Metropolitan Capital Advisors and The Committee for Concerned Cyberonics, Inc. Shareholders:

ISS AND GLASS LEWIS RECOMMEND CYBERONICS SHAREHOLDERS VOTE

FOR METROPOLITAN CAPITAL NOMINEES

Both say Cyberonics could benefit from “additional oversight” and “fresh perspective”

Advisory Firms Recommend Shareholders Vote On Committee’s GOLD Proxy Card

New York, NY, January 23, 2007 /PRNewswire/ - Metropolitan Capital Advisors, Inc. and The Committee for Concerned Cyberonics, Inc. Shareholders (the “Committee”) announced today that Institutional Shareholder Services (ISS) and Glass Lewis & Co., LLC (Glass Lewis), widely recognized as two of the world’s leading independent proxy and corporate governance advisory firms, have recommended that stockholders of Cyberonics, Inc. (Nasdaq: CYBX - News) vote FOR Committee nominees on the Committee’s GOLD proxy card at Cyberonics’ 2006 Annual Meeting scheduled to be held on February 1, 2007.

In reaching its decision to recommend that shareholders vote FOR the entire Committee slate, Glass Lewis stated that the board’s recent efforts to remove the company’s CEO and CFO in light of the company’s troubles was “too little, too late.” Glass Lewis also stated, “In our opinion, the board of Cyberonics could benefit from the participation of a fresh perspective. In our review of the background and qualification of [the Committee’s] nominees, we believe that all three nominees could bring valuable perspective and experience to the [Cyberonics] board at a time when it is needed most.”

ISS, which recommended shareholders vote FOR two of the Committee’s three nominees on the GOLD proxy card, said “we believe that additional oversight and a fresh perspective would enhance the quality of governance [at Cyberonics, and] ISS believes the company could benefit from greater oversight by inclusion of new independent directors.”

Commenting on the report, Karen Finerman, President of Metropolitan Capital Advisors, said, “We are very pleased that two leading independent shareholder voting and corporate governance advisory services agree with us that change is desperately needed at Cyberonics. We are glad that these firms concur that incumbent directors should be held accountable for the Company’s performance and current state of affairs and agree that our nominees offer a compelling alternative.”

Cyberonics received an “F” grade in the Glass Lewis Pay-for-Performance model.

Jeffrey Schwarz, Chief Executive of Metropolitan Capital Advisors, noted Glass Lewis’ opinion that the members of the Cyberonics compensation committee had failed to fulfill their duty to shareholders to review all aspects of the compensation program for the Company’s executive officers. Accordingly, Mr. Schwarz said, “We believe the shareholders will support the replacement of those who served on the compensation committee.”

“We are extremely pleased that both Glass Lewis and ISS are sending a clear message of the importance of accountability and good corporate governance by recommending that Cyberonics shareholders vote FOR our nominees on the Committee’s GOLD proxy card. We believe Cyberonics shareholders share our displeasure with the status quo and that IT IS TIME FOR CHANGE,” Mr. Schwarz added.

The Committee urges all stockholders to vote for the Committee’s nominees, Alfred J. Novak, Arthur L. Rosenthal and Jeffrey E. Schwarz by signing, dating and mailing a GOLD proxy card today. The Committee also urges shareholders to discard any WHITE proxy cards mailed by the current Board of Cyberonics. For more information, stockholders can call the Committee’s proxy solicitor, D.F. King & Co. Inc. toll-free at (800) 488-8075.

The Committee filed a definitive proxy statement with the SEC on January 4, 2007 with respect to its solicitation of proxies for the 2006 Annual Meeting of Cyberonics Stockholders. The proxy statement and any related proxy materials filed by the Committee with the SEC can be obtained without charge at the SEC’s website at www.sec.gov.

Statements attributed to ISS and Glass Lewis are excerpted from Institutional Shareholder Services, Inc. “US Proxy Advisory Services” published January 22, 2007 and Glass Lewis & Co. “Proxy Paper” published January 22, 2007. Permission to reprint the quoted statements was neither sought nor obtained.

SOURCE: Metropolitan Capital Advisors, Inc.

CONTACT: Press Inquiries – Tom Becker or Jeffrey Lloyd both of Sitrick And Company, +1-212-573-6100; or Investor Inquiries – Jordan Kovler of D.F. King & Co., Inc., +1- 212-269-5550; or The Committee for Concerned Cyberonics, Inc. Shareholders, c/o Metropolitan Capital Advisors, Inc., +1-212-486-8100/